EXHIBIT 99(ii)

           Internal Revenue Service Determination Letter

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INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR                 DEPARTMENT OF THE TREASURY
31 HOPKINS PLAZA
BALTIMORE, MD  21201-0000
                                  Employer Identification Number:
Date:  February 27, 1996             52-0247790
                                  File Folder Number:
TANEYTOWN BANK & TRUST COMPANY       521021298
222 E. BALTIMORE STREET           Person to Contact:
TANEYTOWN, MD 21787                  Gloria E. Cieri
                                  Contact Telephone Number:
                                     (410) 962-2330
                                  Plan Name:
                                     TANEYTOWN BANK & TRUST
                                      COMPANY
                                     RETIREMENT SAVINGS PLAN
                                     Plan Number:  005

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on April 25, 1995.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of

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                        - 2 -

TANEYTOWN BANK & TRUST COMPANY


section 410(b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,



                              /s/ Paul M. Harrington
                              ----------------------
                              Paul M. Harrington
                              District Director

Enclosure(s)
Publication 794